Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Bioceres Crop Solutions Corp. on Form F-4 (File No. 333-264806) of our report dated March 30, 2022, which includes an explanatory paragraph as to Marrone Bio Innovations, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, appearing in the Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

June 6, 2022